Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Preliminary Proxy Statement/Prospectus that is made part of the Registration Statement on Form S-4 of Blue Water Acquisition Corp. of our report dated May 13, 2021, relating to the financial statements of Clarus Therapeutics, Inc., appearing in the Preliminary Proxy Statement/Prospectus, which is part of this Registration Statement. We also consent to the reference of our firm under the heading “Experts” in such Registration Statement.

/s/ RSM US LLP

Chicago, Illinois
May 13, 2021